Exhibit 99.1

Walter Energy Announces Date of Fourth Quarter and Full Year 2012 Earnings Conference Call Webcast and Comments on Preliminary Fourth Quarter 2012 Results

BIRMINGHAM, AL—(Marketwire - Jan 22, 2013) - Walter Energy Inc. (NYSE: WLT) (TSX: WLT), the world’s leading, publicly traded “pure-play” producer of metallurgical (met) coal for the global steel industry, today provided comments on its preliminary fourth quarter 2012 results and announced that it will release its fourth quarter and full year 2012 earnings results after the market closes on Wednesday, February 20, 2013, and will conduct a conference call to be broadcast live via the Internet on Thursday, February 21, 2013.

When: Thursday, February 21, 2013 - 8 a.m. CST / 9 a.m. EST
How/Where: Live via the Internet at www.walterenergy.com
Length: Approximately one hour
The webcast will be archived for at least 30 days at www.walterenergy.com.

Production

In 2012, Walter Energy produced 11.7 million metric tons (MMTs) of met coal, up 34% percent from 8.7 million MMTs of met coal produced in 2011. In the fourth quarter of 2012, Walter Energy produced 2.5 MMTs of met coal which reflected implementation of a reduced operating schedule in response to lower global demand and pricing.

Sales Volume and Price

In 2012, Walter Energy sold 10.4 MMTs of met coal, up 20% from 8.7 MMTs of met coal sales in 2011. Fourth quarter 2012 met coal sales volume totaled 2.5 MMTs. However, approximately 200,000 metric tons of contracted shipments were delayed into 2013 due to issues with rail and port availability and are not included in 2012 sales. Reflecting current trends in global coal markets, Walter Energy’s met coal prices for the fourth quarter of 2012 averaged approximately $152 per metric ton (MT) for hard coking coal as compared with $198 per MT in the third quarter of 2012. The fourth quarter prices for low-vol PCI averaged approximately $129 per MT as compared with $160 per MT in the third quarter of 2012.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,000 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,”

 “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer’s refusal to honor or renew contracts; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our coal and gas producing mineral interests in limited number of areas subjects us to risk; weather patterns and conditions affecting production; geological, equipment and operational risks associated with mining; unavailability of cost-effective transportation for our coal; significant increase in competitive pressures; significant cost increases and delays in the delivery of purchased components; availability of adequate skilled employees and other labor relations matters; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; availability of licenses, permits, and other authorizations may be subject to challenges; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to successfully integrate acquisitions, including the acquisition of Western Coal Corp.; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; our exposure to indemnification obligations; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

Contact Information

•                  Contact:
Paul Blalock
Vice President, Investor Relations
205.745.2627
paul.blalock@walterenergy.com